Exhibit 16.1

Our Ref.: G330/WT/AC

PRIVATE AND CONFIDENTIAL

Securities and Exchange Commission
100F Street, N.E.
Washington, D.C. 20549
U.S.A.

Dear Sirs,

Re: Golden Elephant Glass Technology, Inc. (the "Company")

We have read the statements that we understand the Company included under Item 4.01 of the form 8-K/A report it filed on November 19, 2009 regarding the recent change of auditors. We agree with such statements made regarding our firm. We have no basis to agree or disagree with other statements made under Item 4.01.

Your faithfully,

/s/ PKF
PKF
Certified Public Accountants
Hong Kong, China
January 26, 2010